Jade Art Group Announces Two Sales Agreements
                            Totaling US$9.7 Million

NEW YORK and JIANGXI, CHINA, February 25, 2008 - Jade Art Group Inc. (OTCBB:
JADG) announced today that Jiangxi SheTai Jade Industrial Co., Ltd. ("JST"), its wholly-owned subsidiary and owner of 90% of the distribution rights for the SheTai Jade mine, one of the largest jade mines in China by reserves, signed two sales agreements for the distribution of raw jade totaling approximately US$9.7 million. These agreements were signed with YangZhou GuoCui Jade ("YZGC") and ShenZhen HongDa Craftwork Ltd. ("SZHD").

The agreement with YZGC commits it to purchase a total of 1,000 tons of raw jade of various qualities from JST for US$3.3 million over the next six months. The second agreement, with SZHD, commits it to purchase a total of 2,000 tons of raw jade of various qualities from JST for US$6.4 million over the next six months. All customers are responsible for the shipping of the raw jade material, as well as any associated costs. JST will receive 30% of the contracted value of each shipment before delivery, with the balance paid upon final inspection and approval by the customer. JST's performance is subject to risks of delay, stoppage or other production difficulties associated with a third-party supplier of raw jade that are outside its control.

The source of JST's jade is through its exclusive distribution right agreement with Wulateqianqi XiKai Mining Co., Ltd. ("XiKai"), which enables JST to sell 90% of the raw jade material produced from XiKai's SheTai Jade mine for the next 50 years. The SheTai Jade mine's reserves are considered unique, in that they include some of the oldest (formed approximately 1.8 billion - 2.4 billion years ago) jade ore found in China and are subsequently of the highest quality in terms of rigidity and the size of its pieces. SheTai Jade is as hard as quartz, with a degree of hardness between 7.1 and 7.3 on the Mohs scale. The jade is abrasion resistant, smooth and highly reflective. The green is pure and the gems are translucent, with a glassy luster. SheTai Jade has a degree of hardness which common jade does not possess. Due to its characteristics, SheTai Jade has a broad spectrum of applications. It can be used in commercial construction, decorative jade artwork, as well as intricately carved jade jewelry.

Hua-Cai Song, CEO of Jade Art Group, remarked, "Having signed three sales agreements covering $11.9 million of customer purchases of jade in the relatively short period of time since our distribution agreement became effective indicates the increasing popularity and the market's strong demand for SheTai Jade. We will continue to market aggressively and look forward to executing more agreements in the future."

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About Jade Art Group Inc.

Jade Art Group Inc., with the formation of Jiangxi SheTai Jade Industrial Co., Ltd., its wholly-owned subsidiary, is focusing its business-model on the distribution of raw jade sourced from the SheTai Jade mine in China. This mine has one of the largest jade reserves in China and is owned by XiKai, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years. Several national jade experts have noted the perceived superiority of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit: http://www.jadeartgroupinc.com



FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com